Exhibit 5.1

Charles S. Kim

(858) 550-6049

ckim@cooley.com

November 6, 2013

Tableau Software, Inc.

North 34th Street, Suite 200

Seattle, WA 98103

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tableau Software, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering of up to 1,380,000 shares of the Company’s Class A common stock, par value $0.0001 per share, that are issuable upon the conversion of presently issued and outstanding shares of the Company’s Class B common stock, par value $0.0001 per share, to be sold by certain selling stockholders (the “Stockholder Shares”), which includes up to 180,000 shares of Class A common stock that may be sold pursuant to the exercise of an option to purchase additional shares granted to the underwriters. The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-191950), which was declared effective on November 6, 2013 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Stockholder Shares, upon the conversion of the underlying Class B common stock prior to the completion of the offering, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

/s/ Charles S. Kim

Charles S. Kim

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM